Exhibit 5.1

June 26, 2007

POZEN Inc.
1414 Raleigh Road, Suite 400
Chapel Hill, NC 27517

Ladies and Gentlemen:

We have acted as counsel to POZEN Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of an additional 1,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) available for issuance under the Second Amended and Restated POZEN Inc. 2000 Equity Compensation Plan (the “Plan”).

We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Certificate of Incorporation of the Company, as currently in effect; (ii) the Bylaws of the Company, as currently in effect; (iii) the Registration Statement; (iv) the Plan; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates, comparable documents or representations of officers of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Plan and the agreements issued pursuant to the Plan, including payment of the applicable consideration, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware as in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this opinion letter of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

HUTCHISON LAW GROUP PLLC